Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into effective as of January 14, 2008, by and between Ambassadors International, Inc. a Delaware corporation (“Employer” or “Company”) and Blake T. Barnett (the “Executive”).

WITNESSETH

WHEREAS, the Compensation and Nominating Committee of the Board (the “Committee”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists or may exist in the future and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Committee has determined that it is essential and in the best interest of the Company and the Company’s shareholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company particularly in the event of a threat or the occurrence of a Change in Control, the Employer desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event of a Change in Control.

AGREEMENT

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein and other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. In the event of a Change in Control (as defined below), Executive may elect to terminate his employment and shall be entitled to:

a.	All of the unpaid compensation, unpaid expenses, unpaid vacation days, prorated bonuses and other benefits accrued through the date of such termination;

b.	An amount equal to the projected cost of Executive’s medical insurance under COBRA for the eighteen (18) month period immediately following the termination;

c.	An amount equal to one (1) times the average annual base salary plus one (1) times the average annual bonus paid to Executive for the two (2) full fiscal years immediately preceding termination (in determining the annual bonuses, there shall be included the cash amounts as well as that value ascribed for financial accounting purposes on the dates of the grants to any and all option and share grants give to Executive). If the Change in Control takes place before the Executive has been paid bonus for two (2) full fiscal years for the calculation above then bonus amount shall mean 100% of the target bonus that Executive would have been eligible to receive that year;

d.	All of Executive’s unvested stock options and stock grants shall fully vest upon the date that the termination becomes effective;

e.	The payments provided for in clauses (a), (b) and (c) of this Section 1 shall be paid in full on the effective date of the termination and all such payments shall be subject to the applicable withholding requirements of all appropriate governmental authorities; and

f.	Notwithstanding anything to the contrary contained herein, in the event that any payments and/or other consideration to be received by Executive under this Section 1 and or other sections within this agreement are subject to the deduction limitations and tax imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code”), or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such taxes together with any such interest and penalties shall hereafter collectively be referred to as “Excise Tax”), then the total amount of such payments and value of the other consideration shall be reduced, or refunded, as the case may be, by the minimum amount necessary so as to avoid the application of any Excise Tax.

2. Change in Control. In the event of a Change in Control, regardless of Executive’s election to terminate, all of Executive’s unvested stock options and stock grants shall fully vest. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, license, exchange or other transfer to a party not affiliated with Company (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of Company; (ii) a merger or consolidation of Company and Company is not the surviving entity; (iii) a reorganization of the legal entities or liquidation of Company; or (iv) a merger, consolidation, tender offer or any other transaction involving Company if the equity holders of Company immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction; or (v) a material change of the board; 3 directors elected to the board in a 15 month period that are not proposed by the Company.

3. Confidentiality of Information. Executive acknowledges and agrees that he has been and shall be exposed to Company’s Confidential Information and Trade Secrets. Executive agrees to keep all such information strictly confidential at all times. Except as required by Executive’s duties for Company or by virtue of a subpoena or other court order applicable to Executive, Executive agrees that, both during and after the Term of Employment, not to make, use or disclose any Confidential Information or Trade Secrets to any person, company, firm, organization or other entity, or encourage any such person, company, firm, organization or other entity to make use of such Confidential Information or Trade Secrets.

4. Disparaging Statements. Both the Company and the Executive agree that neither party will make any disparaging comments about the Company, Executive, or any related Parties to any persons inside or outside the Company.

5. General.

a.	Entire Agreement. This Agreement contains the entire under-standing between the parties hereto with respect to the subject matter herein and supersedes all other oral and written agreements or understandings that may exist between them concerning the subject matter herein.

b.	Amendment. This Agreement may not be modified, amended, altered or supplemented except by written agreement between Executive and Company.

c.	Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature.

d.	Jurisdiction. Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Orange County, California, in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over him or it may be effected by service of process by registered or certified mail addressed as provided in Section 5(i) herein, and that when so made shall be as if served upon him or it personally within the State of California.

e.	Expenses. In the event an action at law or in equity is required to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs in addition to any other relief to which that party may be entitled.

f.	Interpretation. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof. No provision of this document is to be interpreted for or against any party because that party or party’s legal representative drafted it.

g.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets or similar reorganization. In no event may Executive assign any rights or duties under this Agreement.

h.	Controlling Law; Severability. The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of California. Should any provision of this Agreement be invalid either due to the duration thereof or the scope of the prohibited activity, such provision shall be limited by the court to the extent necessary to make it enforceable and, if invalid for any other reason, such invalidity or unenforceability shall not affect or limit the validity and enforceability of the other provisions hereof.

i.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally received by the party to whom it is sent or delivered, or if sent by registered or certified mail, postage prepaid, to Executive’s residence in the case of notice to Executive, or to its principal office if to Company. A notice is deemed received or delivered on the earlier of the day received or three (3) days after being sent by registered or certified mail in the manner described in this Section.

j.	Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

k.	Survival. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of each party under Section 3 and 4 shall survive the termination of Executive’s employment with Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Richard D. C. Whilden
Richard D. C. Whilden
Chairman of Compensation and Nominating Committee

By:	/s/ Blake T. Barnett
Blake T. Barnett

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